EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-33487, 333-105833, 333-161592, and 333-205434 on Form S-3 and Form S-8 of our report dated March 8, 2017 relating to the financial statements of Barrett Business Services, Inc. as of and for the year ended December 31, 2016, and of our report dated March 8, 2017 relating to internal control over financial reporting as of December 31, 2016 (which report expresses an adverse opinion on the effectiveness of the Barrett Business Services, Inc.'s internal control over financial reporting because of material weaknesses) appearing in this Annual Report on Form 10-K of Barrett Business Services Inc. for the year ended December 31, 2016.

/s/ Deloitte & Touche LLP

Portland, Oregon
March 8, 2017